                                                                    Exhibit 12.1

                         Computer Sciences Corporation
                    Ratio of Earnings to Fixed Charges and
                     Ratio of Earnings to Combined Fixed
                     Charges and Preferred Stock Dividends
                        Five years ended March 31, 2000
                         (In thousands, except ratios)


Ratio of Earnings to Fixed Charges

                                                                   Fiscal Years Ended
                                       -----------------------------------------------------------------------
                                       March 31,      April 2,       April 3,       March 28,      March 29,
                                         2000           1999           1998           1997           1996
                                         ----           ----           ----           ----           ----
Earnings:
  Income before income taxes            $611,472       $534,873       $214,368       $315,658       $212,785

Plus
  Interest expense                        58,135         49,358         51,418         40,780         38,554
  Imputed interest on operating leases    63,837         64,031         57,105         56,877         51,045
                                        --------------------------------------------------------------------
    Total earnings                      $733,444       $648,262       $322,891       $413,315       $302,384
                                        ====================================================================

Fixed charges:
  Interest expense                      $ 58,135       $ 49,358       $ 51,418       $ 40,780       $ 38,554
  Imputed interest on operating leases    63,837         64,031         57,105         56,877         51,045
                                        --------------------------------------------------------------------
    Total fixed charges                 $121,972       $113,389       $108,523       $ 97,657       $ 89,599
                                        ====================================================================

Ratio of earnings to fixed charges          6.01x          5.72x          2.98x          4.23x          3.37x
                                        ====================================================================



Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

   There were no preferred stock dividends paid by the Company during the five years ended March 31, 2000. Therefore, the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends is identical to the ratios presented above.